As filed with the Securities and Exchange Commission on April 10, 2015
Registration No. 333-202874

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIODEL INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	90-0136863
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
100 Saw Mill Road
Danbury, Connecticut 06810
(203) 796-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Errol De Souza, Ph.D.
President and Chief Executive Officer
Biodel Inc.
100 Saw Mill Road
Danbury, Connecticut 06810
(203) 796-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Michael Grundei Wiggin and Dana LLP Two Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut 06901 Telephone: (203) 363-7600	Anna T. Pinedo Morrison & Foerster LLP 250 West 55th Street New York, New York 10019 Telephone: (212) 468-8179
Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement, as determined by the registrant.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
Biodel Inc. is filing this Amendment No. 2 (this “Amendment”) to its Registration Statement on Form S-1 (Registration No. 333-202874) (the “Registration Statement”) as an exhibit-only filing to file Exhibit 5.1 and to amend and restate the list of exhibits referred to in Item 16 of Part II of the Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than this explanatory note as well as revised versions of the cover page and the exhibit list referred to in Item 16 of Part II of the Registration Statement. This Amendment does not contain a copy of the preliminary prospectus included in the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.
Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by the registrant. Except for the SEC registration fee, all amounts are estimates.
Description	Amount
SEC registration fee	$4,008.90
FINRA filing fee	5,000.00
Accounting fees and expenses	43,800.00
Legal fees and expenses	175,000.00
Transfer agent and registrar fees and expenses	21,000.00
Printing and engraving expenses	20,000.00
Miscellaneous expenses	6,191.10
Total expenses	$275,000.00

Item 14.
Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or the DGCL, generally provides that a corporation may indemnify an officer, director, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses, including, attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, provided that the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. In the case of actions brought by or in the right of the corporation, no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
The registrant’s certificate of incorporation provides for the indemnification of its directors and executive officers to the fullest extent permitted under the DGCL. As permitted by Delaware law, the registrant has entered into indemnity agreements with each of its directors and executive officers. These agreements generally require the registrant to indemnify its directors and executive officers against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any of these individuals may be made a party by reason of the fact that he or she is or was a director, officer, employee, or other agent of the registrant or serving at its request as a director, officer, employee, or other agent of another corporation or enterprise, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Under the indemnification agreements, all expenses incurred by one of the registrant’s directors or executive officers in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the registrant upon delivery to it of an undertaking, by or on behalf of the director or executive officer, to repay all advanced amounts if it is ultimately determined that the director or executive officer is not entitled to be indemnified by the registrant under his or her indemnification agreement, the registrant’s amended and restated bylaws or the DGCL. The indemnification agreements also set forth certain procedures that will apply in the event any of the registrant’s directors or executive officers brings a claim for indemnification under his or her indemnification agreement.

In addition, Section 102(b)(7) of the DGCL permits a corporation to provide that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for:
•
any transaction from which the director derives an improper personal benefit;

•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
unlawful payment of dividends or unlawful stock purchases or redemptions of shares; or

•
any breach of a director’s duty of loyalty to the corporation or its stockholders.

The registrant’s certificate of incorporation includes such a provision.
There is currently no pending litigation or proceeding involving any of the registrant’s directors or executive officers for which indemnification is being sought. The registrant is not currently aware of any threatened litigation that may result in claims for indemnification against it by any of its directors or executive officers.
The registrant maintains an insurance policy covering its officers and directors with respect to certain liabilities arising out of claims based on acts or omissions in their capacities as officers and directors.
Item 15.
Recent Sales of Unregistered Securities

On June 21, 2012, the registrant entered into a Securities Purchase Agreement with a group of institutional investors for the private placement of approximately 7.9 million shares of the registrant’s capital stock and warrants to purchase approximately 2.7 million shares of the registrant’s common stock. A portion of the shares issued were shares of common stock and a portion were shares of the registrant’s Series B Convertible Preferred Stock. The common stock, Series B Preferred Stock and warrants were offered and sold to selected institutional investors and other accredited investors without registration under the Securities Act or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.
On July 25, 2014, the registrant entered into a purchase agreement, together with a related registration rights agreement, with Lincoln Park Capital Fund, LLC, pursuant to which the registrant has the right to sell to Lincoln Park up to $15,000,000 in shares of common stock, subject to certain limitations, from time to time over the 36-month period commencing on the date that a registration statement covering the resale of the shares subject to the purchase agreement is declared effective by the SEC. The offering, issuance and sale of shares of common stock by the registrant pursuant to the purchase agreement was made without registration under the Securities Act or state securities laws, in reliance on exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, and in reliance on similar exemptions under applicable state securities laws, based on the offering, issuance and sale of such common stock to one investor; the lack of any general solicitation or advertising in connection with such offering, issuance and sale; the representation of the sole investor to the company that it was an accredited investor (as that term is defined in Rule 501(a)(3) of Regulation D); the representation of the investor that it was purchasing the shares of common stock for its own account and without a view to distributing the shares; and the restrictions on transfer that the purchase agreement places on any securities sold thereunder.
Item 16.
Exhibits and Financial Statement Schedules

(a) Exhibits
The exhibits to this Registration Statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.
(b) Financial Statement Schedules
All schedules have been omitted because either they are not required, are not applicable, or the information is otherwise set forth in the financial statements and the related notes thereto.

Item 17.
Undertakings

(1)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2)
The undersigned registrant hereby undertakes that:

(i)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on April 10, 2015.
BIODEL INC.
By: /s/ Errol De Souza Dr. Errol De Souza President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Errol De Souza Errol De Souza	President and Chief Executive Officer (Principal Executive Officer), Director	April 10, 2015
/s/ Gary G. Gemignani Gary G. Gemignani	Chief Financial Officer (Principal Financial and Accounting Officer)	April 10, 2015
* Ira W. Lieberman	Director	April 10, 2015
* Julia R. Brown	Director	April 10, 2015
* Barry H. Ginsberg	Director	April 10, 2015
* Daniel Lorber	Director	April 10, 2015
* Davey S. Scoon	Director	April 10, 2015
*By:	/s/ Paul S. Bavier Paul S. Bavier, Attorney-in-Fact

EXHIBIT INDEX
Exhibit Number	Description
1.1†††	Form of Underwriting Agreement
3.1	Registrant’s Second Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.4 to the registrant’s Registration Statement on Form S-1 (SEC File No. 333-140504)).
3.2	Certificate of Designation of Series A Convertible Preferred Stock of the Registrant (Incorporated by reference to Exhibit 4.6 to the Registrant’s Current Report on Form 8-K filed on May 19, 2011).
3.3	Certificate of Amendment to Registrant’s Second Amended and Restated Certificate of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 11, 2012).
3.4	Certificate of Designation of Series B Convertible Preferred Stock of the Registrant (Incorporated by reference to Exhibit 4.8 to the Registrant’s Current Report on Form 8-K filed on June 27, 2012).
3.5	Certificate of Amendment of Registrant’s Second Amended and Restated Certificate of Incorporation, as amended (Incorporated by reference to Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K filed on December 21, 2012).
3.6	Registrant’s Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.6 to the Registrant’s Registration Statement on Form S-1, Amendment No. 1 (333-140504), filed on May 10, 2007).
3.7	Certificate of Amendment of Registrant’s Second Amended and Restated Certificate of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 18, 2015).
4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, Amendment No. 1 (333-140504), filed on May 10, 2007).
4.2	Form of Warrant to Purchase Shares of Common Stock issued in the Registrant’s May 2011 registered direct offering (Incorporated by reference to Exhibit 4.7 to the Registrant’s Current Report on Form 8-K filed on May 13, 2011).
4.3	Form of Warrant to Purchase Common Stock issued in the Registrant’s June 2012 private placement (Incorporated by reference to Exhibit 4.9 to the Registrant’s Current Report on Form 8-K filed on June 22, 2012).
5.1††	Opinion of Wiggin and Dana LLP.
10.1*	2010 Stock Incentive Plan, as amended March 8, 2012 (Incorporated by reference to Exhibit A of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on January 26, 2012).
10.2*	2010 Incentive Stock Option Agreement (Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on May 7, 2010).
10.3*	2010 Non Statutory Stock Option Agreement (Incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on May 7, 2010).
10.4*	2010 Restricted Stock Unit Agreement (Incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on May 7, 2010).
10.5*	Form of Indemnification Agreement entered into between the Registrant and its directors and certain of its executive officers (Incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (333-140504) filed on February 7, 2007).
10.6*	Amended and Restated 2004 Stock Incentive Plan (Incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1, Amendment No. 1 (333-140504), filed on May 10, 2007).

Exhibit Number	Description
10.7*	2005 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1, Amendment No. 1 (333-140504), filed on May 10, 2007).
10.8*	2005 Non-Employee Directors’ Stock Option Plan (Incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1, Amendment No. 1 (333-140504), filed on May 10, 2007).
10.9*	Employment Agreement, dated March 26, 2010, between the Registrant and Errol B. De Souza (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 1, 2010).
10.10*	Change of Control Agreement entered into between the Registrant and certain of its executive officers (Incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (333-140504) filed on February 7, 2007).
10.11*	Executive Severance Agreement entered into between the Registrant and certain of its executive officers (Incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1 (333-140504) filed on February 7, 2007).
10.12	Commercial Lease, dated February 2, 2004, by and between the Registrant and Mulvaney Properties, LLC and an amendment thereto dated September 29, 2006 (for the premises located at 6 Christopher Columbus Avenue, Danbury, CT 06810) (Incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1, Amendment No. 1 (333-140504), filed on May 10, 2007).
10.13	Commercial Lease, dated October 19, 2006, by and between the Registrant and Mulvaney Properties, LLC (for the premises located at 8 Christopher Columbus Avenue, Danbury, CT 06810) (Incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-1, Amendment No. 1 (333-140504), filed on May 10, 2007).
10.14	Amendment to Commercial Lease, dated July 23, 2007 by and between the Registrant and Mulvaney Properties, LLC (for the premises located at 6 Christopher Columbus Avenue, Danbury, CT 06810) (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 27, 2007).
10.15	Amendment to Commercial Lease, dated July 23, 2007 by and between the Registrant and Mulvaney Properties, LLC (for the premises located at 8 Christopher Columbus Avenue, Danbury, CT 06810) (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on July 27, 2007).
10.16	Commercial Lease, dated July 23, 2007, by and between the Registrant and Mulvaney Properties, LLC (for the premises located at 100 Saw Mill Road, Danbury, CT 06810) (Incorporated by reference to Exhibit 10.1 the Registrant’s Current Report on Form 8-K filed on July 27, 2007).
10.17	Lease Amendment, dated October 1, 2007, to Commercial Lease, dated July 23, 2007, by and between the Registrant and Mulvaney Properties, LLC (for the premises located at 100 Saw Mill Road, Danbury, CT 06810) (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 4, 2007).
10.18	Option to Renew, dated as of November 6, 2013, to Commercial Lease, dated as of July 23, 2007, as amended, by and between the Registrant and Mulvaney Properties, LLC (for the premises located at 100 Saw Mill Road, Danbury, CT 06810) (Incorporated by reference to Exhibit 10.15 to Registrant’s Annual Report on Form 10-K filed on December 20, 2013).
10.19*	Offer Letter, dated November 12, 2007, by and between the Registrant and Gerard J. Michel (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on November 14, 2007).
10.20*	Form of Incentive Stock Option Agreement for 2004 Amended and Restated Stock Incentive Plan (Incorporated by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K filed on December 21, 2007).

Exhibit Number	Description
10.21*	Form of Option Agreement for 2005 Non-Employee Directors’ Stock Option Plan (Incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K filed on December 21, 2007).
10.22	At-the-Market Issuance Sales Agreement, dated May 13, 2013, between the Registrant and MLV & Co. LLC (Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 13, 2013).
10.23	Underwriting Agreement, dated June 19, 2013, among the Registrant and the several Underwriters named therein (Incorporated by reference to Exhibit 1.1 to the Registrant’s Current Report on Form 8-K filed on June 20, 2013).
10.24	Purchase Agreement, dated as of July 25, 2014, by and between the Registrant and Lincoln Park Capital Fund, LLC (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 28, 2014).
10.25	Registration Rights Agreement, dated as of July 25, 2014, by and between the Registrant and Lincoln Park Capital Fund, LLC (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 28, 2014).
10.26*	Employment Agreement, dated August 21, 2014, by and between the Registrant and Gary G. Gemignani (Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on August 27, 2014).
10.27†	License Agreement, effective as of June 8, 2012, between Aegis Therapeutics, LLC and the Registrant (Incorporated by reference to Exhibit 10.01 to the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2012).
10.28†	Commercial Supply Agreement for Glucagon, dated July 17, 2012, among Bachem Americas, Inc., Bachem AG and the Registrant (Incorporated by reference to Exhibit 10.25 to Registrant’s Annual Report on Form 10-K filed on December 20, 2013).
10.29†	Customization and Commercial Supply Agreement, effective April 8, 2013, between Unilife Medical Solutions, Inc. and the Registrant (Incorporated by reference to Exhibit 10.26 to Registrant’s Annual Report on Form 10-K filed on December 20, 2013).
10.30	Form of Securities Purchase Agreement, dated as of June 21, 2012, among the Registrant and the purchasers named therein (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 22, 2012).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on December 19, 2014).
23.1†††	Consent of BDO USA, LLP
23.2††	Consent of Wiggin and Dana LLP (included in Exhibit 5.1).
24.1†††	Powers of Attorney (included on signature page)

*
Indicates a management contract or compensatory plan or arrangement.

†
Confidential treatment granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

††
Filed herewith.

†††
Previously filed.